Exhibit 99.1

COVID-19 Impact on Portfolio

Portfolio Operating Stats, Rent Collection and Deferral Information by ABR[1]

Reported Period	April	May	June	2Q 2020	July	August
Portfolio						
% Open	**48%**	**61%**	**73%**	--	**80%**	**84%**
% Limited	23%	21%	16%	--	13%	13%
% Closed	29%	18%	11%	--	7%	3%
% Open + % Limited	**71%**	**82%**	**89%**	--	**93%**	**97%**
Rent Collection[2]						
Paid	**68%**	**67%**	**72%**	**69%**	**87%**	**90%[3]**
Deferred	**30%**	**32%**	**26%**	**29%**	**10%**	**7%**
-- Recognized[4]	26%	28%	21%	25%	6%	4%
-- Non-Recognized[4]	4%	4%	5%	4%	4%	3%
Other	**2%**	**2%**	**2%**	**2%**	**3%**	**3%**
-- Unresolved Rent[5]	1%	<1%	<1%	<1%	3%	3%
-- Lost / Abated[6]	1%	1%	1%	1%	1%	1%

- **Closed Locations Represent ~3% of ABR:** ~60% of our closed ABR is in the Health & Fitness, Movie Theatre and Entertainment industries, which have closed locations due to continued state-level mandates. The remaining ~40% is predominantly comprised of restaurants that have not yet reopened
- **~94% of August ABR in Good Standing:** We expect to collect approximately 90% of August ABR and see another ~4% in recognized rent deferrals. The tenants that comprise the remaining ~6% of ABR within the non-recognized deferral and unresolved categories were all placed on non-accrual status in 2Q'2020

Note: Ratios for April, May, June, and 2Q'2020 represent percentage of cash ABR as of June 30, 2020, excluding 2Q'2020 investment activity. Ratios for July and August represent cash ABR as of July 1, 2020, and include cash ABR from completed investment activity in 3Q'2020.

1. ABR means annualized contractually specified cash base rent in effect as of June 30, 2020 for all of our leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on our mortgage loans receivable as of that date.
2. Percentages may not add up due to rounding.
3. Includes a minimal portion of rent for which payment is expected but not yet paid.
4. Recognized rent deferrals are included in revenue on our income statement while non-recognized rent deferrals are accounted for on a non-accrual basis and are not included in revenue.
5. Uncollected contractual cash rents from non-accrual tenants that were not subject to a lease deferral in the period.
6. Rent that has either been lost due to lease termination or abated temporarily.

Investor Presentation – September 2020

ESSENTIAL PROPERTIES

COVID-19 Impact on Portfolio Tenant Industry Breakdown % of Total % of August % of Total Tenant Industry % of ABR1 % Open2 % Limited2 % Closed2 Closed ABR2 Collected2 Deferred Rent Quick Service Restaurants 14.3% 18% 79% 3% 14% 96% 6% Early Childhood Education 13.5% 99% 0% 1% 2% 82% 26% Car Washes 12.0% 100% 0% 0% 1% 100% 4% Medical / Dental 11.3% 100% 0% 0% 0% 100% 8% Convenience Stores 10.2% 97% 2% 1% 2% 97% 2% Health and Fitness 6.7% 98% 0% 2% 5% 71% 11% Automotive Service 5.6% 100% 0% 0% 0% 100% 3% Casual Dining 5.5% 76% 18% 6% 11% 77% 5% Other Services 4.0% 100% 0% 0% 0% 100% 0% Entertainment 3.9% 63% 0% 37% 46% 100% 3% Family Dining 3.4% 86% 6% 8% 9% 71% 6% Pet Care Services 3.4% 100% 0% 0% 0% 79% 14% Movie Theatres 2.7% 90% 0% 10% 9% 15% 10% Building Materials 1.7% 100% 0% 0% 0% 100% 0% Home Furnishings 1.4% 100% 0% 0% 0% 100% 2% Grocery 0.6% 100% 0% 0% 0% 100% 0% Total -- 82% 15% 3% -- 90% -- 1. Cash ABR as of June 30, 2020. 2. Property operating status as of August 31, 2020, as measured by cash ABR as of July 1, 2020, including cash ABR from completed investment activity in 3Q’2020. Investor Presentation – September 2020